Exhibit 4.4

Amendment to Founders Agreement

This Amendment to the Founders Agreement (the “Agreement”) entered into as of May 26, 2021, added to on March 15, 2022, amended on May 20, 2024, and here by amended on March 04 2025 (the “2nd Amendment”); between Innocan Pharma Ltd, RN 515732881, having its principal place of business at 3 Arik Einstein St., Herzelia, Israel (“Innocan”), and Brandzon Co Ltd, RN 516159753 having principal place of business at Aharon Beker 1, Tel-Aviv, Israel (“Brandzon”), and BI Sky Global Ltd. R.N. 516408903 (herein after the “JV” or the “Company”) each of Innocan, Brandzon & JV shall also be referred to herein as a “Party” and together as the “Parties”.

Whereas:	The Parties has entered into the Founders Agreement, founded a joined Company in the name of BI Sky Global Ltd. R.N. 516408903 (herein after the “JV” or the “Company”), and an LLC owned by the JV; and

Whereas:	the parties wish to amend the Agreement as detailed below; and

Therefore, it is agreed, declared and stipulated by the parties as follows:

1.	Preamble

1.1	The terms of the Founders Agreement are and will stay valid regarding the Founders Agreement, this Addendum and the Loan.

1.2	The terms will stay valid for as long as the JV is operating.

1.3	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Founders Agreement.

1.4	Except as set forth in this Amendment, all other terms and conditions of the Founders Agreement and Addendum shall remain unchanged, in full force and effect.

1.5	In case of any discrepancies between the provisions of this Amendment and the provisions of the Founders Agreement and/or Addendum, the provisions of this Amendment shall prevail.

1.6	The preamble and the appendices to this Agreement are essential parts and are inseparable from it.

2.	Amendment

2.1	Article 7.4 of the Agreement is deleted from the Company’s articles of association, as if it is not and never was a apart of the Agreement and the Company’s articles of associations.

3.	All other definitions, declarations, agreements, consents, terms and understanding between the parties which are a part of the Agreement, or any resolution agreed later, are and will be in force and will remain as they are prior to this Amendments.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Innocan Pharma Ltd.	Brandzon Co Ltd.

BI Sky Global Ltd